EXHIBIT 10.13

PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

LANGUAGE, WHICH HAS BEEN OMITTED, HAS BEEN REPLACED WITH THE WORD [REDACTED] THROUGHOUT THE TEXT OF THE AGREEMENT.

WHOLESALE ADVANTAGE SERVICES AGREEMENT

THIS WHOLESALE ADVANTAGE SERVICES AGREEMENT (this “Agreement”) is effective as of January 1, 2005 (“Effective Date”) by and among Verizon Services Corp., with offices at 1310 North Court House Rd., Arlington, VA  22201, on behalf of each of the affiliated Incumbent Local Exchange Carriers listed in Attachment 1 hereto (individually and collectively, “Verizon”), and  Cordia Communications Corp. (“Cordia”), with offices at 445 Hamilton Avenue, Suite 408, White Plains, New York 10601 (each individually, a “Party,” and collectively, the “Parties”).

WHEREAS, prior to the Effective Date of this Agreement, Verizon provided Cordia with platforms of unbundled network elements (“UNE-P”) pursuant to interconnection agreements governed by, inter alia, Sections 251 and 252 of the Communications Act of 1934 (47 U.S.C. Section 151 et seq.), as amended (the “Act”), which Cordia has used to provide dialtone Services to its end users; and

WHEREAS, the Parties seek to replace Verizon’s provision of UNE-P to  Cordia with a long term commercial alternative;

WHEREAS, as part of such long term commercial alternative to UNE-P, Verizon is prepared to offer wholesale dialtone services to Cordia for a period of five years in the form of what is known as Verizon’s Wholesale Advantage service offering on terms that preserve, to the extent practicable, the features, functionality and ordering processes previously available to Cordia under Verizon’s UNE-P Services offerings, but at commercially reasonable rates and charges;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intended to be bound, hereby agree as follows:

1.

Services Description

Subject to the availability of necessary facilities, and as described more particularly in Attachment 2 hereto, the Services offered by Verizon under this Agreement (the “Services”) shall consist of local circuit switched dialtone services, comprised of DS0 loops and local circuit switching (including shared transport and SS7 signaling facilities used in conjunction with such switching), that provide all the features and functionalities of Verizon’s DS0 UNE-P services offerings previously made available to Cordia under its interconnection agreements with Verizon and through certain Verizon state tariffs.

2.

Scope of Agreement

2.1

During the Term of this Agreement Verizon shall provide the Services to Cordia upon receipt of a correct and complete order, in accordance with the terms and conditions set forth herein.  In order to ensure the availability of ancillary services customarily used in connection with unbundled switching services, the Services provided herein shall be available to Cordia only if Cordia is and remains party to an effective interconnection agreement with Verizon in each jurisdiction in which it seeks to obtain such Services; provided, however, that this Agreement shall not be deemed to be an amendment to or otherwise a part of any such interconnection agreement, even where such interconnection agreements otherwise are referenced herein.  This Agreement is comprised of this principal document and Attachments 1 through 4, which are attached hereto and made an integral part hereof.

2.2

In consideration for Verizon’s provision of the Services and without the assessment of any conversion charges, Cordia shall convert all of its DS0 UNE-P lines in service with Verizon as of December 31, 2004 to the Services provided under this Agreement.  In the event Verizon should continue to offer or provide UNE-P services under the Act after the Effective Date, Cordia expressly waives any right it may have to purchase such UNE-P services from Verizon during the Term.

3.

Rates and Charges

3.1

In order to facilitate a smooth transition from the UNE-P service arrangements previously available under Cordia’s  existing interconnection agreements and Verizon state tariffs to the Services provided hereunder, the rates and rate structures applicable to the Services shall make use of existing rates, rate structures, and billing conventions.  The use of such rates and rate structures herein is solely for the mutual convenience of the Parties, and such use is not intended to constitute, nor shall such use constitute an admission that the Services are subject to Section 251 or Section 252 of the Act or to the pricing methodologies applied thereunder.

3.2

In each Verizon Affiliate’s service area (listed in Attachment 1), the rate structure applicable to the Services shall be the same rate structure previously applicable to DS0 (or POTS) UNE-P services, except as otherwise provided in Attachment 3.  Except as otherwise provided in Section 3.3 and Section 3.4 below, Verizon shall bill and Cordia shall pay the rates and charges set forth in Attachment 3 to this Agreement as applied to each line in service under this Agreement.

3.3

For each month (as measured on the last calendar day of that month) in which fewer than [REDACTED] percent [REDACTED] of the voice grade lines provided by Cordia to its Customers through products or services (including standalone loops) purchased from Verizon in all Verizon jurisdictions are in turn provisioned by means of the Services provided under this Agreement or through resale lines that Cordia has with Verizon (for avoidance of doubt, any references to resale lines in Sections 3.3 and 3.4 shall refer only to resale lines that provide the same services as those provided to Advantage lines under this Agreement (as described in Attachment 2) and shall not change the fact that resale lines will continue to be governed by an interconnection agreement between the parties or Verizon state tariff, and not by this Agreement), the charges billed to Cordia for the Services shall be calculated as follows:

(a)  During the first year of the Term, Verizon shall bill and Cordia shall pay the rates and charges set forth in Attachment 3 (including the specified Surcharge for the relevant contract year) as applied to each line actually in service under this Agreement during that month (the sum of such charges in a given month, the “Monthly Revenue Figure”).  If the Average Line Count for the applicable month is less than the Baseline Volume, Verizon shall bill and Cordia shall pay an additional charge, calculated by multiplying the difference between the Average Line Count and the Baseline Volume by the Monthly Average Charge.  As used herein, these terms shall have the following definitions:  (i) “Average Line Count” shall be calculated by adding the number of lines in service under this Agreement and the number of resale lines that Cordia has with Verizon on the last day of the applicable month to the number of lines in service under this Agreement and the number of resale lines that Cordia has with Verizon on the last day of the preceding month, and dividing such sum by 2; (ii) “Average Advantage Line Count” shall be calculated by adding the number of lines in service under this Agreement on the last day of the applicable month to the number of lines in service under this Agreement on the last day of the preceding month, and dividing such sum by 2; (iii) “Baseline Volume” shall be the total number of Cordia UNE-P and resale lines that were in service with Verizon in all jurisdictions as of [REDACTED], (which both parties agree is [REDACTED] lines), adjusted over the Term of the Agreement to subtract Cordia UNE-P and resale lines that were in service as of [REDACTED] and that are no longer subject to this Agreement because they were located in a Verizon operating territory (or portion thereof) sold or transferred by Verizon during the Term of the Agreement (with such adjustment applying to calculation of the Baseline Volume prospectively from the date on which Verizon terminated the Agreement as to the operating territory (or portion thereof) pursuant to Section 41.2 of this Agreement)and (iv) “Monthly Average Charge” shall be the billed amount that results from dividing the Monthly Revenue Figure by the Average Advantage Line Count.

(b)  During each succeeding twelve (12) month period of the Term, for each month in which fewer than [REDACTED] percent [REDACTED] of the voice grade lines provided by Cordia to its Customers through products or services (including standalone loops) purchased from Verizon in all Verizon jurisdictions are in turn provisioned by means of the Services provided under this Agreement and resale lines, Verizon shall bill and Cordia shall pay the Monthly Revenue Figure for the relevant month and contract year.  If the Average Line Count for the applicable month is less than the Baseline Volume, as increased for each succeeding twelve (12) month period by the Multiplier (defined below), Verizon shall bill and Cordia shall pay to Verizon an additional charge calculated by multiplying the difference between the Volume Commitment and the Average Line Count by the Monthly Average Charge for the month in question.  For purposes of this Section 3.3, the Multiplier shall be [REDACTED].  (Each such annual increase in the Baseline Volume shall be referred to herein as the “Volume Commitment.”)

3.4

For each month (as measured on the last calendar day of that month) of the Term in which [REDACTED] percent [REDACTED] or more of the voice grade lines provided by Cordia to its Customers through products or services (including standalone loops) purchased from Verizon in all Verizon jurisdictions are in turn provisioned by means of the Services provided under this Agreement and resale lines, Verizon shall bill and Cordia shall pay no less than an amount equal to the Monthly Revenue Figure for the relevant month and contract year.   If the Average Line Count is less than [REDACTED] percent [REDACTED] of the Baseline Volume, Verizon shall bill and Cordia shall pay an additional charge, calculated by multiplying the difference between the Average Line Count and [REDACTED] percent [REDACTED] of the Baseline Volume by the Monthly Average Charge (or for any month not in the first year of the Term, by the Year 1 Monthly Average Charge);  provided, however, that this Section 3.4 shall cease to apply at such time as the cumulative sum of the number of Wholesale Advantage and resale lines in service on the last calendar day of each month of the Term equals or exceeds [REDACTED] of the Baseline Volume.  As used herein, the “Year 1 Monthly Average Charge” shall be calculated by adding up the Monthly Revenue Figures for each of the twelve months of the first year of the Term, and dividing by the sum of the Average Advantage Line Counts for each of the twelve months of the first year of the Term.

3.5

For each twelve month anniversary date on which the total of actual lines in service under this Agreement and resale lines meet or exceed the Volume Commitment described in Section 3.3(b) above (beginning January 1, 2006), Verizon shall issue to Cordia a volume bonus credit equal to the figure derived by multiplying [REDACTED] times the number of Cordia UNE-P lines that were in service with Verizon in all jurisdictions as of November 30, 2004 (which both Parties agree was [REDACTED] lines) and that were converted into coverage under this Agreement (with such number of UNE-P lines adjusted over the Term of the Agreement to subtract Cordia UNE-P lines that were in service as of November 30, 2004 that are no longer subject to this Agreement because they were located in a Verizon operating territory (or portion thereof) sold or transferred by Verizon during the Term of the Agreement, with such adjustment applying prospectively from the date on which Verizon terminated the Agreement as to the operating territory (or portion thereof) pursuant to Section 41.2 of this Agreement).

4.

Definitions Generally

Capitalized terms used and not otherwise defined herein have the meanings set forth in the Glossary attached as Attachment 4 to this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits, Attachments and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits, Attachments and Schedules to, this Agreement unless the context shall otherwise require.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  The term “or” is used in its inclusive sense (“and/or”).  The words “state” and “states” shall be construed to include the District of Columbia.

5.

No Severability

The Parties intend that this Agreement, including all Attachments hereto, be indivisible and nonseverable, and each of the Parties acknowledges that it has assented to all of the terms, provisions, conditions, covenants, representations, warranties and promises in this Agreement (the “Provisions”) as a single whole, and that all such Provisions, taken as a whole, constitute the essence of the contract.  The Parties further acknowledge that this Agreement is intended to constitute a single transaction, that the obligations of the Parties under this Agreement are interdependent, and that payment obligations under this Agreement by any other Party to any Party are intended to be recouped against other payment obligations under this Agreement by any Party to any other Party.  If any of the Provisions is determined to be invalid, illegal or unenforceable in any respect for any reason, then, except as otherwise provided in Section 7.2 below, the entire Agreement shall be voidable at the election of the either Party.  In addition, should either Party seek to terminate, cancel or reject less than the entirety of this Agreement, the entire Agreement shall be voidable at the election of the other Party except as otherwise provided in Section 7.2 below.

6.

Entire Agreement

This Agreement, including the Attachments hereto, constitutes the entire understanding and agreement between the Parties with respect to the Services, supersedes all prior or contemporaneous agreements, understandings, or representations, relating thereto, and merges all prior discussions between the Parties.  Any orders placed under prior agreements between the Parties or under Verizon state tariffs for UNE-P services (including related shared transport and SS7 signaling) shall be governed by the terms of this Agreement, and Cordia acknowledges and agrees that any and all amounts and obligations owed to Verizon for UNE-P services provisioned or orders placed under prior agreements between the Parties and Verizon state tariffs related to UNE-P services shall be due and owing under this Agreement and be governed by the terms and conditions of this Agreement as if such Services or orders had been provisioned or placed under this Agreement.

7.

Term and Termination

7.1

This Agreement shall be effective as of the Effective Date, and unless cancelled or terminated earlier in accordance with the terms hereof, shall continue in effect until December 31, 2009 (the “Term”).  The Term of this Agreement may not be extended except by the written agreement of both Parties.  Unless covered by any successor commercial agreement that the Parties may have entered into within their own discretion, any arrangements covered by this Agreement that Cordia has not disconnected as of the termination date of this Agreement shall be billed by Verizon and paid by Cordia at Verizon’s then-prevailing resale rates in the applicable state until Cordia disconnects the arrangements.

7.2

If a court or regulatory body of competent jurisdiction requires modifications to this Agreement, either Party shall have the right to terminate the Agreement after sixty (60) days advance written notice.

8.

Applicable Law

8.1

The construction, interpretation and performance of this Agreement shall be governed by (a) the laws of the United States of America and (b) the laws of the State of New York, without regard to its conflicts of laws rules.  All disputes relating to this Agreement shall be resolved through the application of such laws. Verizon and Cordia each irrevocably consents to the personal and subject matter jurisdiction of the courts located in the Borough of Manhattan, State of New York to the extent necessary to give effect to or to enforce the provisions of this Agreement, and waives any defense of lack of jurisdiction, improper venue or inconvenient forum.

8.2

Each Party shall remain in compliance with Applicable Law in the course of performing this Agreement.

8.3

Each Party shall promptly notify the other Party in writing of any governmental action that limits, suspends, cancels, withdraws, or otherwise materially affects, the notifying Party’s ability to perform its obligations under this Agreement.

9.

Assignment

No Party may assign this Agreement or any right or interest under this Agreement, assign or delegate any obligation under this Agreement, or assign or transfer any service arrangement obtained under this Agreement without the prior written consent of the other Party, which such consent may be withheld, by way of example and not by limitation, if the assignor fails to pay in full all invoices, past due and current, disputed and undisputed, under this Agreement.  Any attempted assignment, delegation or transfer in violation of this Section 9 shall be void and ineffective and constitute a material breach of this Agreement.  In the event a Party receives the written consent of the other Party to an assignment, transfer or delegation, the assignee shall provide evidence that it has received state commission approved certification to provide local exchange or common carrier services in each state in which Cordia is providing service at the time of such assignment, transfer or delegation.  No assignment, transfer or delegation hereof shall relieve the assignor of its obligations under this Agreement in the event that the assignee fails to perform such obligations.

10.

Assurance of Payment

10.1

At any time and from time to time based on the conditions set forth in this Section 10, Verizon may request, and Cordia shall provide to Verizon, adequate assurance of payment of amounts due and payable (or to become due and payable) to Verizon hereunder.

10.2

Verizon may request, and Cordia shall provide, assurance of payment of charges if Cordia (a) prior to the Effective Date, has failed to timely pay undisputed charges set forth in an Invoice (as such term is defined in Section 13) rendered to Cordia by Verizon or its Affiliates, (b) on or after the Effective Date, fails to timely pay an Invoice rendered to Cordia by Verizon or its Affiliates, (c) on or after the Effective Date is unable to demonstrate that it is creditworthy to Verizon’s reasonable satisfaction, or (d) is unable to pay its debts as such debts become due and payable, has commenced a voluntary case (or has had a case commenced against it) under the U.S. Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up, composition or adjustment of debts or the like, has made an assignment for the benefit of creditors or is subject to a receivership or similar proceeding.

10.3

Unless otherwise agreed in writing by the Parties, the assurance of payment shall consist of an unconditional, irrevocable standby letter of credit naming Verizon as the beneficiary thereof and otherwise in form and substance satisfactory to Verizon from a financial institution acceptable to Verizon in its sole discretion.  Such letter of credit shall be in an amount equal to  two (2) months anticipated charges (including both recurring and non-recurring charges), as reasonably determined by Verizon, for the Services to be provided by Verizon to Cordia in connection with this Agreement.  If Cordia meets the condition in subsection 10.2(d) above or has failed to timely pay undisputed charges in two or more Invoices rendered by Verizon or a Verizon Affiliate in any twelve (12)-month period, Verizon may, in its sole discretion, demand (and Cordia shall provide) additional assurance of payment, consisting of monthly advanced payments of estimated charges as reasonably determined by Verizon, with appropriate true-up against actual invoiced charges no more frequently than once per calendar quarter.

10.4

Verizon may (but shall not be obligated to) draw upon the letter of credit upon notice to Cordia in respect of any amounts to be paid by Cordia hereunder that are not paid within thirty (30) days of the date that payment of such amounts is required by this Agreement.

10.5

If Verizon draws upon the letter of credit, upon request by Verizon, Cordia shall provide a replacement or supplemental letter of credit conforming to the requirements of Section 10.3.

10.6

Should Cordia fail to provide assurance of payment as required by this Section 10, such failure shall constitute an act of material breach.  Without limiting any other rights or remedies to which Verizon may be entitled as a result of such material breach, Verizon shall have no obligation to perform under this Agreement until such time as Cordia has provided Verizon with the required assurance of payment.

10.7

The fact that a letter of credit is requested by Verizon hereunder shall in no way relieve Cordia from its obligation to comply with the requirements of this Agreement as to advance payments and payment for the Services, nor shall such request constitute a waiver or modification of the terms herein pertaining to the discontinuance of the Services for nonpayment of any amounts payment of which is required by this Agreement.

11.

Authorization

Notwithstanding any other provision of this Agreement, Verizon shall have no obligation to perform under this Agreement until such time as Cordia has obtained such Federal Communication Commission (“FCC”) and state utility commission authorizations as may be required by Applicable Law for conducting business in the states where Cordia intends to purchase the Services.  Cordia shall provide proof of such authorization to Verizon upon request.

12.

Ordering and Repair Processes

Cordia shall order Services from Verizon using the same ordering processes and systems interfaces previously used in connection with UNE-P service arrangements and associated features for purposes of pre-order, order, maintenance and repair functions.  If Verizon should change such processes as provided to UNE-P or other UNE customers, such changed processes shall apply to Cordia; provided, however, that any such changes affecting Operations Support Systems (“OSS”) interfaces shall be communicated in advance and shall provide Cordia an opportunity to comment on the changes in advance of their implementation.  Cordia shall use Verizon’s electronic operations support system access platforms to submit orders (e.g., LSRs) for provisioning, maintenance and repair of the Services.  If Verizon has not yet deployed an electronic capability for Cordia to perform a provisioning, maintenance or repair transaction offered by Verizon, Cordia shall use such other processes as Verizon has made available for performing such transaction.

13.

Invoices and Payment; Disputed Amounts

13.1

Verizon shall submit to Cordia on a monthly basis a statement(s) of charges incurred by Cordia under this Agreement in itemized form (an “Invoice”).  The Invoice shall be transmitted electronically by Verizon in an industry standard format, and Cordia shall have the capability to receive the Invoice electronically.  Under no circumstances shall Verizon be obligated to provide paper  invoicing.  All Invoices shall be transmitted to the location designated by Cordia.  Cordia must notify Verizon of any change in the location to which such Invoices are to be transmitted within five (5) business days of such change in location.  Verizon shall update its records to reflect Cordia’s change in location within ten (10) business days of submission by Cordia.

13.2

Cordia shall pay all amounts due and payable under this Agreement in immediately available U.S. funds, on or before the later of the following dates (the “Due Date”):  (a) the due date specified in the Invoice; or (b) twenty (20) days after the date the  electronic bill is received by Cordia (as evidenced by the electronic transmission records).  Payments shall be transmitted by electronic funds transfer (EDI, ACH or Wire).

13.3

If any portion of an amount invoiced to Cordia under this Agreement is subject to a good faith dispute between the Parties, Cordia shall give written notice to Verizon of the amounts it disputes (“Disputed Amounts”) through the Verizon claims submission process and include in such notice the specific details and reasons for disputing each item.  Cordia shall undertake a reasonable good faith effort to review an Invoice received by Verizon under this Agreement within ninety (90) days following the Due Date to determine whether there are any Disputed Amounts.  Cordia shall pay on or before the Due Date all undisputed amounts.  Billing disputes shall be subject to the terms of Section 18, Dispute Resolution.

13.4

Verizon shall undertake a reasonable good faith effort to review Cordia’s disputes within thirty (30) days of the date of submission.  Should Verizon deny a dispute filed by Cordia, Cordia shall have ten (10) business days by which either to pay the Disputed Amounts or escalate the dispute to the Vice President level.  Where Verizon’s denial of the dispute has provided Cordia with a specific explanation for its denial of the dispute, Verizon may deny such escalation if Cordia does not provide new or additional detailed information supporting its claim.

13.5

Should Disputed Amounts in any three (3) consecutive months exceed twenty-five percent (25%) of invoiced charges, then Cordia shall be required in each succeeding month to pay on or before the Due Date the greater of all undisputed charges or seventy-five percent (75%) of the total charges invoiced in that month, pending final resolution of the Disputed Amounts through the Dispute Resolution process; provided, however, that the seventy-five percent (75%) minimum payment requirement shall not apply to the extent that Cordia is participating in any pending legal or regulatory proceeding addressing the invoiced charges or class of charges that comprise the Disputed Amounts.  Any Disputed Amounts that are finally resolved in Cordia’s  favor that were overpaid to Verizon as a result of the foregoing seventy-five percent (75%) minimum payment requirement shall be refunded to Cordia by Verizon with applicable late payment charges.

13.6

Charges due to Verizon that are not paid on or before the Due Date, shall be subject to a late payment charge.  The late payment charge shall be calculated utilizing a rate of one-and-one-half percent (1.5%) of the overdue amount (including any unpaid previously billed late payment charges) per month.   No late payment charge shall apply to Disputed Amounts that are allowed by Verizon through the claims submission process or to Disputed Amounts not owed to Verizon after completion of the Dispute Resolution process set forth in Section 18.

13.7

Although it is the intent of Verizon to submit timely Invoices, failure by Verizon to present Invoices to Cordia in a timely manner shall not constitute a breach or default, or a waiver of the right to payment of the incurred charges, by Verizon under this Agreement, and, except for assertion of a provision of Applicable Law that limits the period in which a suit or other proceeding can be brought before a court or other governmental entity of appropriate jurisdiction to collect amounts due, Cordia shall not be entitled to dispute Verizon’s statement(s) based on Verizon’s failure to submit them in a timely fashion.

13.8

Should Cordia fail to pay any undisputed amounts when due pursuant to this Section 13, such failure shall constitute an act of material breach.

14.

Confidentiality

14.1

As used in this Section , “Confidential Information” means the following information that is disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with, or anticipation of, this Agreement:

14.1.1

Any forecasting information provided pursuant to this Agreement;

14.1.2

Customer information (except to the extent that (a) the Customer information is published in a directory, (b) the Customer information is disclosed through or in the course of furnishing a Telecommunications Services, or (c) the Customer to whom the Customer information is related has authorized the Receiving Party to use and/or disclose the Customer Information);

14.1.3

information related to specific facilities or equipment (including cable and pair information);

14.1.4

any information that is in written, graphic, electromagnetic, or other tangible form, and marked at the time of disclosure as “Confidential” or “Proprietary;”

14.1.5

any information that is communicated orally or visually and declared to the Receiving Party at the time of disclosure, and by written notice with a statement of the information given to the Receiving Party within ten (10) days after disclosure, to be “Confidential or “Proprietary”;  and

14.1.6

this Agreement, including all Attachments and Schedules thereto, with respect to which each Party shall be a Receiving Party for the purposes of this Section 14, except as otherwise provided in Sections 33.1 and 35.2.

Notwithstanding any other provision of this Agreement, a Party shall have the right to refuse to accept receipt of information, that the other Party has identified as Confidential Information pursuant to Sections 14.1.4 or 14.1.5.

14.2

Except as otherwise provided in this Agreement, the Receiving Party shall:

14.2.1

use the Confidential Information received from the Disclosing Party only in performance of this Agreement; and

14.2.2

hold in confidence and shall not directly or indirectly use or disclose to any party or entity, except as permitted herein, the Confidential Information received from the Disclosing Party using the same degree of care (but no less than commercially reasonable), as the Receiving Party uses to protect its own Confidential Information.  The Receiving Party shall disclose Confidential Information only to its representatives that have a need to know and are bound by obligations of confidentiality, and only to the extent necessary to carry out its obligations under this Agreement.  The Receiving Party shall require its representatives to comply with the provisions of this Section  to the same extent as the Receiving Party.  A recipient of Confidential Information shall be liable for any disclosure of Confidential Information by any representative to whom it has disclosed Confidential Information.

14.3

The Receiving Party shall return or destroy all Confidential Information received from the Disclosing Party, including any copies made by the Receiving Party, within thirty (30) days after a written request by the Disclosing Party is delivered to the Receiving Party, except for (a) Confidential Information that the Receiving Party reasonably requires to perform its obligations under this Agreement and (b) one copy for archival purposes only.

14.4

Unless otherwise agreed, the obligations of Sections 14.2 and 14.3 do not apply to information described in Sections 14.1.1- 14.1.5 that:

14.4.1

was, at the time of receipt, already in the possession of or known to the Receiving Party free of any obligation of confidentiality and restriction on use;

14.4.2

is or becomes publicly available or known through no wrongful act of the Receiving Party, the Receiving Party’s Affiliates, or the directors, officers, employees, Agents or contractors of the Receiving Party or the Receiving Party’s Affiliates;

14.4.3

is rightfully received from a third party having no direct or indirect obligation of confidentiality or restriction on use to the Disclosing Party with respect to such information;

14.4.4

is independently developed by the Receiving Party;

14.4.5

is approved for disclosure or use by written authorization of the Disclosing Party (including in this Agreement); or

14.4.6

is required to be disclosed by the Receiving Party pursuant to Applicable Law, provided that the Receiving Party shall have made commercially reasonable efforts to give adequate notice of the requirement to the Disclosing Party in order to enable the Disclosing Party to seek protective arrangements.

14.5

Notwithstanding the provisions of Sections 14.1 through 14.4, the Receiving Party may use and disclose Confidential Information received from the Disclosing Party to the extent necessary to enforce the Receiving Party’s rights under this Agreement.  In making any such disclosure, the Receiving Party shall make reasonable efforts to preserve the confidentiality and restrict the use of the Confidential Information while it is in the possession of any Person to whom it is disclosed, including by requesting any governmental entity to whom the Confidential Information is disclosed to treat it as confidential and restrict its use to purposes related to the proceeding pending before it.

14.6

The Disclosing Party shall retain all of the Disclosing Party’s right, title and interest in any Confidential Information disclosed by the Disclosing Party to the Receiving Party.  Except as otherwise expressly provided in this Agreement, no license is granted by this Agreement with respect to any Confidential Information (including under any patent, trademark or copyright), nor is any such license to be implied solely by virtue of the disclosure of Confidential Information.

14.7

The provisions of this Section  shall be in addition to, and not in derogation of, any provisions of Applicable Law, including 47 U.S.C. § 222, and are not intended to constitute a waiver by a Party of any right with regard to the use, or protection of the confidentiality of, CPNI provided by Applicable Law.

14.8

Each Party’s obligations under this Section  shall survive expiration, cancellation or termination of this Agreement.

15.

Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

16.

Default

Should any act or omission of a Party constitute a material breach of this Agreement, then without limiting any other rights and remedies to which it may be entitled at law or in equity, the injured Party may (a) suspend the provision of any services it provides hereunder (including, where Cordia is the defaulting Party, the provision of Services by Verizon), or (b) cancel this Agreement and terminate the provision of any services it provides hereunder (including, where Cordia is the defaulting Party, the provision of Services by Verizon), provided the injured Party has given the defaulting Party advance written notice of the breach, and provided such breach has continued unremedied until the effective date of such service suspension or cancellation.  Where the material breach is comprised of a failure to pay an amount when due hereunder, the notice period shall be at least fifteen (15) calendar days in advance of service suspension or cancellation if either (i) the injured Party has delivered an invoice to the defaulting Party setting forth the amount due within seven (7) business days of the invoice date (as evidenced by the electronic transmission record), or (ii) the injured Party has delivered the subject invoice to the defaulting Party more than thirty (30) calendar days before such notice is given;  in all other cases of material breach the notice period shall be thirty (30) calendar days.

17. Discontinuance of Services by Cordia

17.1

If Cordia proposes to discontinue, or actually discontinues, its provision of any service that incorporates the Services as a component thereof to all or substantially all of its Customers, whether voluntarily, as a result of insolvency or bankruptcy, or for any other reason, or if Verizon issues a notice of default and cancellation pursuant to Section 16 above.   Cordia shall send written notice of such discontinuance or imminent cancellation to Verizon and to each of Cordia’s Customers, and to other Persons as required by Applicable Law.

17.2

Such notice shall advise each Customer that unless action is taken by such Customer to switch to a different carrier prior to the date of Cordia’s proposed discontinuance of Services, the Customer will be without the Services provided by Cordia to the Customer.

17.3

Should such a Customer subsequently become a Verizon Customer, Cordia shall provide Verizon with all information necessary for Verizon to establish Services for such Customer, including the Customer’s billed name, listed name, Services address, and billing address, and the Services being provided to the Customer.

17.4

Nothing in this Section 17 shall limit Verizon’s right to cancel, suspend or terminate this Agreement or suspend provision of the Services under this Agreement.

18. Dispute Resolution

Controversies, claims, and disputes (including billing disputes) that arise on or after the Effective Date and that arise out of or relate to this Agreement shall be submitted to binding arbitration in accordance with the provisions hereof.  Either Party may demand arbitration by sending written notice to the other Party.  The Parties shall promptly submit the dispute to the American Arbitration Association for resolution by a single neutral arbitrator acceptable to both parties, as selected under the rules of the American Arbitration Association.  The dispute shall then be administered according to the American Arbitration Association’s Commercial Arbitration Rules, with the following modifications:  (i) the arbitration shall be held in a location mutually acceptable to the Parties, and if the Parties fail to agree, the location shall be in the Borough of Manhattan, State of New York; (ii) the arbitrator shall be licensed to practice law; (iii) the arbitrator shall conduct the arbitration as if it were a bench trial and shall use, apply and enforce the Federal Rules of Evidence, the Federal Rules of Civil Procedure, and the laws of the State of New York, without regard to its conflicts of laws rules, including the laws and decisions pertaining to enforcement and interpretation of contracts; (iv) except for breaches related to Confidential Information and as otherwise provided in Section 27.6, the arbitrator shall have no power or authority to make any award that provides for special, indirect, incidental, consequential, reliance, exemplary, punitive or like damages, including damages for lost revenues, profits or savings or other commercial or economic loss, even if the person whose liability is excluded by this Section has been advised of the possibility of such damages; (v) the arbitrator shall control the scheduling so that the hearing is completed no later than thirty (30) days after the date of the demand for arbitration; and (vi) the arbitrator’s decision shall be given within five (5) days thereafter in summary form that states the award, without written decision, which shall follow the plain meaning of this Agreement, the relevant documents, and the intent of the parties.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the parties.  Each party to the dispute shall bear its own expenses arising out of the arbitration, except that the expenses of the facilities to conduct the arbitration and the fees of the arbitrator shall be shared equally by the Parties.  Should either Party fail to comply with the provisions of this Section 18, the other Party may seek enforcement of this Section 18 pursuant to the provisions of Section 8.1 above.

19. Force Majeure

19.1

Neither Party shall be responsible for any delay or failure in performance, which results from causes beyond its reasonable control (“Force Majeure Events”), whether or not foreseeable by such Party.  Such Force Majeure Events include adverse weather conditions, flood, fire, explosion, earthquake, volcanic action, power failure, embargo, boycott, war, revolution, civil commotion, acts of terrorism, acts of public enemies, labor unrest (including strikes, work stoppages, slowdowns, picketing or boycotts), inability to obtain equipment, parts, software or repairs thereof, acts or omissions of the other Party, and acts of God.

19.2

If a Force Majeure Event occurs, the non-performing Party shall give prompt written notification of its inability to perform to the other Party.  During the period that the non-performing Party is unable to perform, the other Party shall also be excused from performance of its obligations to the extent such obligations are reciprocal to, or depend upon, the performance of the non-performing Party that has been prevented by the Force Majeure Event.  The non-performing Party shall use commercially reasonable efforts to avoid or remove the cause(s) of its non-performance and both Parties shall proceed to perform once the cause(s) are removed or cease.

19.3

Notwithstanding the provisions of Sections 19.1 and 19.2, in no case shall a Force Majeure Event excuse either Party from an obligation to pay money as required by this Agreement.

19.4

Nothing in this Agreement shall require the non-performing Party to settle any labor dispute except as the non-performing Party, in its sole discretion, determines appropriate.

20. Fraud

Cordia assumes responsibility for all fraud associated with its Customers and accounts.  Verizon shall bear no responsibility for, and shall have no obligation to investigate or make adjustments to Cordia  account in cases of fraud by  Cordia Customers or other third parties.

1.

Good Faith Performance

The Parties shall act in good faith in their performance of this Agreement.  Except as otherwise expressly stated in this Agreement (including where consent, approval, agreement or a similar action is stated to be within a Party’s sole discretion), where consent, approval, mutual agreement or a similar action is required by any provision of this Agreement, such action shall not be unreasonably withheld, conditioned or delayed.

2.

Headings

The headings used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of this Agreement.

3.

Indemnification

23.1

Each Party (“Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, each of the other Party’s Affiliates and the directors, officers, employees and agents of the foregoing (each such Person, an “Indemnitee”) from and against any and all Third Party Claims that arise out of bodily injury to or death of any Person, or damage to, or destruction or loss of, tangible real and/or personal property of any Person, to the extent such injury, death, damage, destruction or loss, was proximately caused by the grossly negligent or intentionally wrongful acts or omissions of the Indemnifying Party, the Indemnifying Party’s Affiliates, or the directors, officers, employees, Agents or contractors (excluding the Indemnitee) of the Indemnifying Party or the Indemnifying Party’s Affiliates, in connection with this Agreement.

23.2

An Indemnifying Party’s obligations under Section 23.1 shall be conditioned upon the following:

23.2.1

The Indemnitee:  (a) shall give the Indemnifying Party written notice of the Third Party Claim promptly after becoming aware thereof (including a statement of facts known to the Indemnitee related to the Claim and an estimate of the amount thereof); (b) prior to taking any material action with respect to a Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Claim; (c) shall not consent to any settlement or compromise of a Third Party Claim without the written consent of the Indemnifying Party; (d) shall permit the Indemnifying Party to assume the defense of a Third Party Claim (including, except as provided below, the compromise or settlement thereof) at the Indemnifying Party’s own cost and expense, provided, however, that the Indemnitee shall have the right to approve the Indemnifying Party’s choice of legal counsel.

23.2.2

If the Indemnitee fails to comply with Section 23.2.1 with respect to a Claim, to the extent such failure shall have a material adverse effect upon the Indemnifying Party, the Indemnifying Party shall be relieved of its obligation to indemnify, defend and hold harmless the each Indemnitee with respect to such Claim under this Agreement.

23.2.3

Subject to 23.2.4 and 23.2.5, below, the Indemnifying Party shall have the authority to defend and settle any Third Party Claim.

23.2.4

With respect to any Third Party Claim, the Indemnitee shall be entitled to participate with the Indemnifying Party in the defense of the Claim if the Claim requests equitable relief or other relief that could affect the rights of the Indemnitee.  In so participating, the Indemnitee shall be entitled to employ separate counsel for the defense at the Indemnitee’s expense.  The Indemnitee shall also be entitled to participate, at its own expense, in the defense of any Claim, as to any portion of the Claim as to which it is not entitled to be indemnified, defended, and held harmless by the Indemnifying Party.

23.2.5

In no event shall the Indemnifying Party settle a Third Party Claim or consent to any judgment with regard to a Third Party Claim without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed.  In the event the settlement or judgment requires a contribution from or affects the rights of an Indemnitee, the Indemnitee shall have the right to refuse such settlement or judgment with respect to itself and, at its own cost and expense, take over the defense against the Third Party Claim, provided that in such event the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify or hold harmless the Indemnitee against, the Third Party Claim for any amount in excess of such refused settlement or judgment.

23.2.6

The Indemnitee shall, in all cases, assert any and all provisions in applicable Tariffs and Customer contracts that limit liability to third parties as a bar to, or limitation on, any recovery by a third-party claimant.

23.2.7

The Indemnifying Party and the Indemnitee shall offer each other all reasonable cooperation and assistance in the defense of any Third Party Claim.

23.3

Each Party agrees that it will not implead or bring any action against the other Party, the other Party’s Affiliates, or any of the directors, officers or employees of the other Party or the other Party’s Affiliates, based on any claim by any Person for personal injury or death that occurs in the course or scope of employment of such Person by the other Party or the other Party’s Affiliate and that arises out of performance of this Agreement.

23.4

Each Party’s obligations under this Section  shall survive expiration, cancellation or termination of this Agreement.

4.

Intellectual Property

24.1

Except as expressly stated in this Agreement, this Agreement shall not be construed as granting a license with respect to any patent, copyright, trade name, trademark, Services mark, trade secret or any other intellectual property, now or hereafter owned, controlled or licensable by either Party.  Except as expressly stated in this Agreement, neither Party may use any patent, copyrightable materials, trademark, trade name, trade secret or other intellectual property right, of the other Party except in accordance with the terms of a separate license agreement between the Parties granting such rights.

24.2

Except as stated in Section 24.4, neither Party shall have any obligation to defend, indemnify or hold harmless, or acquire any license or right for the benefit of, or owe any other obligation or have any liability to, the other Party or its Affiliates or Customers based on or arising from any Third Party Claim alleging or asserting that the provision or use of any Services, facility, arrangement, or software by either Party under this Agreement, or the performance of any Services or method, either alone or in combination with the other Party, constitutes direct, vicarious or contributory infringement or inducement to infringe, or misuse or misappropriation of any patent, copyright, trademark, trade secret, or any other proprietary or intellectual property right of any Party or third party.  Each Party, however, shall offer to the other reasonable cooperation and assistance in the defense of any such claim.

24.3

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT NEITHER PARTY HAS MADE, AND THAT THERE DOES NOT EXIST, ANY WARRANTY, EXPRESS OR IMPLIED, THAT THE USE BY EACH PARTY OF THE OTHER’S SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT GIVE RISE TO A CLAIM OF INFRINGEMENT, MISUSE, OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHT.

4.1

Cordia agrees that the Services provided by Verizon hereunder shall be subject to the terms, conditions and restrictions contained in any applicable agreements (including software or other intellectual property license agreements) between Verizon and Verizon’s vendors.  Verizon agrees to advise Cordia, directly or through a third party, of any such terms, conditions or restrictions that may limit any Cordia use of a Services provided by Verizon that is otherwise permitted by this Agreement.

5.

Joint Work Product

This Agreement is the joint work product of the Parties, has been negotiated by the Parties, and shall be fairly interpreted in accordance with its terms.  In the event of any ambiguities, no inferences shall be drawn against either Party.

6.

Law Enforcement

26.1

Each Party may cooperate with law enforcement authorities and national security authorities to the full extent required or permitted by Applicable Law in matters related to the Services provided by it under this Agreement, including the production of records, the establishment of new lines or the installation of new Services on an existing line in order to support law enforcement and/or national security operations, and, the installation of wiretaps, trap-and-trace facilities and equipment, and dialed number recording facilities and equipment.

26.2

A Party shall not have the obligation to inform the other Party or the Customers of the other Party of actions taken in cooperating with law enforcement or national security authorities, except to the extent required by Applicable Law.

26.3

Where a law enforcement or national security request relates to the establishment of lines (including lines established to support interception of communications on other lines), or the installation of other Services, facilities or arrangements, a Party may act to prevent the other Party from obtaining access to information concerning such lines, Services, facilities and arrangements, through operations support system interfaces.

7.

Liability

27.1

As used in this Section 27, “Services Failure” means a failure to comply with a direction to install, restore or terminate the Services under this Agreement, a failure to provide the Services under this Agreement, and failures, mistakes, omissions, interruptions, delays, errors, defects or the like, occurring in the course of the provision of any the Services under this Agreement.

27.2

Except as otherwise stated in Section 27.5, the liability, if any, of Verizon, its Affiliates, and the directors, officers and employees of Verizon and its Affiliates, to Cordia, Cordia’s Customers, and to any other Person, for Claims arising out of a Services Failure shall not exceed an amount equal to the pro rata applicable monthly charge for the Services that are subject to the Services Failure for the period in which such Services Failure occurs.

27.3

Except as otherwise provided in Section 27.6, a Party, a Party’s Affiliates, and the directors, officers and employees of the foregoing shall not be liable to the other Party, the other Party’s Customers, or to any other Person, in connection with this Agreement (including in connection with a Services Failure or any breach, delay or failure in performance, of this Agreement) for special, indirect, incidental, consequential, reliance, exemplary, punitive, or like damages, including damages for lost revenues, profits or savings, or other commercial or economic loss, even if the Person whose liability is excluded by this Section has been advised of the possibility of such damages.

27.4

Notwithstanding any provision of any document referenced herein and except as otherwise provided in Section 46, Verizon shall not be subject to any intervals, performance measurements or penalty payments associated with the performance of this Agreement.

27.5

The limitations and exclusions of liability stated in Sections 27.1 through 27.4 shall apply regardless of the form of a claim or action, whether statutory, in contract, warranty, strict liability, tort (including negligence of a Party), or otherwise.

27.6

Nothing contained in Sections 27.1 through 27.5 shall exclude or limit liability:

27.6.1

under Section 23, Indemnification, or Section 39, Taxes.

27.6.2

for any obligation to indemnify, defend and/or hold harmless that a Party may have under this Agreement.

27.6.3

for damages arising out of or resulting from bodily injury to or death of any Person, or damage to, or destruction or loss of, tangible real and/or personal property of any Person, or Toxic or Hazardous Substances, to the extent such damages are otherwise recoverable under Applicable Law; or

27.6.4

for a claim for infringement of any patent, copyright, trade name, trade mark, Services mark, or other intellectual property interest.

27.7

Cordia shall, in its tariffs and other contracts with its Customers, provide that in no case shall Verizon, its Affiliates, or the directors, officers or employees of Verizon or its Affiliates, be liable to such Customers or other third-parties for any special, indirect, incidental, consequential, reliance, exemplary, punitive or other damages, arising out of a Services Failure.

8.

Network Management

28.1

Cooperation.  The Parties shall work cooperatively in a commercially reasonable manner to install and maintain a reliable network.  Cordia and Verizon shall exchange appropriate information (e.g., network information, maintenance contact numbers, escalation procedures, and information required to comply with requirements of law enforcement and national security agencies) to achieve this desired reliability.  In addition, the Parties shall work cooperatively in a commercially reasonable manner to apply sound network management principles to alleviate or to prevent traffic congestion and, subject to Section 20, to minimize fraud associated with Services related to this Agreement.

28.2

Responsibility for Following Standards.  Each Party recognizes a responsibility to follow the standards that may be agreed to between the Parties and to employ characteristics and methods of operation that will not interfere with or impair the Services, network or facilities of the other Party or any third parties connected with or involved directly in the network or facilities of the other.

28.3

Interference or Impairment.  If Verizon reasonably determines that the Services, network, facilities, or methods of operation, of Cordia will or are likely to interfere with or impair Verizon’s provision of Services or the operation of Verizon’s network or facilities, Verizon may interrupt or suspend any Services provided to Cordia to the extent necessary to prevent such interference or impairment, subject to the following:

28.3.1

Except in emergency situations (e.g., situations involving a risk of bodily injury to Persons or damage to tangible property, or an interruption in Cordia Services) or as otherwise provided in this Agreement, Verizon shall have given Cordia at least ten (10) days’ prior written notice of the interference or impairment or potential interference or impairment and the need to correct the condition within said time period; and taken other actions, if any, required by Applicable Law; and,

28.3.2

Upon correction of the interference or impairment, Verizon shall promptly restore the interrupted or suspended the Services.  Verizon shall not be obligated to provide an out-of-service credit allowance or other compensation to Customer in connection with the suspended Services.

28.4

Outage Repair Standard.  In the event of an outage or trouble in any Services being provided by Verizon hereunder, Verizon shall follow Verizon’s standard procedures for isolating and clearing the outage or trouble.

9.

Non-Exclusive Remedies

Except as otherwise expressly provided in this Agreement, each of the remedies provided under this Agreement is cumulative and is in addition to any other remedies that may be available under this Agreement or at law or in equity.

10.

Notice of Network Changes

If a Party makes a change in the information necessary for the transmission and routing of Services using that Party’s facilities or network, or any other change in its facilities or network that will materially affect the interoperability of its facilities or network with the other Party’s facilities or network, the Party making the change shall publish notice of the change at least thirty (30) days in advance of such change; provided, however, that if an earlier publication of notice of a change is required by Applicable Law, notice shall be given at the time required by Applicable Law.

11.

Notices

31.1

Except as otherwise provided in this Agreement, notices given by one Party to the other Party under this Agreement:

31.1.1

shall be in writing;

31.1.2

shall be delivered (a) personally, (b) by express delivery Services with next Business Day delivery, (c) by First Class, certified or registered U.S. mail, postage prepaid, or (d) by facsimile telecopy, with a copy delivered in accordance with (a), (b) or (c), preceding; and

31.1.3

shall be delivered to the following addresses of the Parties:

To Cordia:

Patrick D. Freeman

Chief Executive Officer

Cordia Communications Corp.

Telephone Number:   407-313-7000

Facsimile Number: 888-272-8329

With a copy to:

Maria A. Abbagnaro

General Counsel

Cordia Communications Corp.

445 Hamilton Avenue, Suite 408

White Plains, New York  10601

Telephone Number:  914-948-5550

Facsimile Number:  800-714-9950

To Verizon:

Director-Contract Performance & Administration

Verizon Wholesale Markets

600 Hidden Ridge

HQEWMNOTICES

Irving, TX  75038

Telephone Number:  972-718-5988

Facsimile Number:  972-719-1519

Internet Address:  wmnotices@verizon.com

with a copy to:

Vice President and Associate General Counsel

Verizon Wholesale Markets

1515 North Court House Road

Suite 500

Arlington, VA  22201

Facsimile:  703-351-3664

or to such other address as either Party shall designate by proper notice.

Notices will be deemed given as of the earlier of (a) where there is personal delivery of the notice, the date of actual receipt, (b) where the notice is sent via express delivery Services for next Business Day delivery, the next Business Day after the notice is sent, (c) where the notice is sent via First Class U.S. Mail, three (3) Business Days after mailing, (d) where notice is sent via certified or registered U.S. mail, the date of receipt shown on the Postal Services receipt, and (e) where the notice is sent via facsimile telecopy, if the notice is sent on a Business Day and before 5 p.m. in the time zone where it is received, on the date set forth on the telecopy confirmation, or if the notice is sent on a non-Business Day or if the notice is sent after 5 p.m. in the time zone where it is received, the next Business Day after the date set forth on the telecopy confirmation.

12.

 Point of Contact for Cordia Customers

32.1

Cordia shall establish telephone numbers and mailing addresses at which Cordia Customers may communicate with Cordia and shall advise Cordia Customers of these telephone numbers and mailing addresses.

32.2

Except as otherwise agreed to by Verizon, Verizon shall have no obligation, and may decline, to accept a communication from an Cordia Customer, including a Customer’s request for repair or maintenance of the Services provided to Cordia.  Verizon shall impose internal procedures and controls to ensure that in the event that a Customer makes such a request: (i) the Customer is referred to Cordia and (ii) the communication is not used to disparage Cordia or as a sales opportunity for Verizon.

13.

Publicity and Use of Trademarks or Services Marks

33.1

Each party shall have the right to disclose publicly that it has entered into this Agreement with the other Party with respect to terms for Verizon’s provision of the Services; provided, however, that, except for the foregoing and except as otherwise provided in Sections 14 and 35.2, the terms of this Agreement may not be disclosed by either Party to any person or entity who is not a party to this Agreement.

33.2

A Party, its Affiliates, and their respective contractors and Agents, shall not use the other Party’s trademarks, Services marks, logos or other proprietary trade dress, in connection with the sale of products or Services, or in any advertising, press releases, publicity matters or other promotional materials, unless the other Party has given its written consent for such use, which consent such other Party may grant or withhold in its sole discretion.

33.3

Neither Party may imply any direct or indirect affiliation with or sponsorship or endorsement of it or its Services or products by the other Party.

33.4

Any violation of this Section  shall be considered a material breach of this Agreement.

14.

Relationship of the Parties

34.1

The relationship of the Parties under this Agreement shall be that of independent contractors and nothing herein shall be construed as creating any other relationship between the Parties.

34.2

Nothing contained in this Agreement shall make either Party the employee of the other, create a partnership, joint venture, or other similar relationship between the Parties, or grant to either Party a franchise, distributorship or similar interest.

34.3

Except for provisions herein expressly authorizing a Party to act for another Party, nothing in this Agreement shall constitute a Party as a legal representative or Agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, in the name or on behalf of the other Party unless otherwise expressly permitted by such other Party in writing, which permission may be granted or withheld by such other Party in its sole discretion.

34.4

Each Party shall have sole authority and responsibility to hire, fire, compensate, supervise, and otherwise control its employees, Agents and contractors.  Each Party shall be solely responsible for payment of any Social Security or other taxes that it is required by Applicable Law to pay in conjunction with its employees, Agents and contractors, and for withholding and remitting to the applicable taxing authorities any taxes that it is required by Applicable Law to collect from its employees.

34.5

Except as otherwise expressly provided in this Agreement, no Party undertakes to perform any obligation of the other Party, whether regulatory or contractual, or to assume any responsibility for the management of such other Party’s business.

34.6

The relationship of the Parties under this Agreement is a non-exclusive relationship.

15.

Sections 251/252/271 of the Act

35.1

Verizon and Cordia acknowledge and agree that:  (a) Verizon’s provision of the Services to Cordia does not constitute a request by Cordia, nor does Verizon’s provision of the Services to Cordia constitute an offer by Verizon, for interconnection, unbundled access, resale or other Services pursuant to Section 251 of the Act, and (b) this Agreement is not subject to Section 252 of the Act, including any requirement to negotiate, mediate, or arbitrate the Agreement pursuant to Section 252 of the Act, or file the Agreement with any state utility commission or the FCC.  Further, for the Term of this Agreement, Cordia: (i) agrees that it will not claim in any forum whatsoever (including in the press, or before a state or federal regulator) that the Services provided under this Agreement are subject to Sections 251 or 271 of the Act, or that Verizon is not meeting its unbundling obligations under Sections 251 or 271 of the Act with respect to Local Switching;  (ii) waives any right to request Verizon to provision unbundled Local Switching under Section 271 of the Act; and (iii) agrees not to directly participate in any action regarding unbundling of Local Switching under Section 251 or 271 of the Act (e.g., Cordia would not appear as a party or file pleadings or correspondence in any such actions) if Verizon is a party in that proceeding.

35.2

The Agreement may be filed with the FCC or each applicable state commission, as determined by Verizon.  Cordia shall not oppose, or if requested by Verizon, shall make known its support of, steps undertaken by Verizon to oppose or appeal any filing requirement or to obtain a protective order from the FCC or applicable state commission such that the Agreement shall be filed as confidential information under seal.  Nothing in this Section 35.2 shall derogate from the rights set forth in Section 7 above.

16.

Subcontractors

A Party may use a contractor of the Party (including an Affiliate of the Party) to perform the Party’s obligations under this Agreement; provided, that a Party’s use of a contractor shall not release the Party from any duty or liability to fulfill the Party’s obligations under this Agreement.

17.

Successors and Assigns

This Agreement shall be binding on and inure to the benefit of the Parties and their respective legal successors and permitted assigns.  Notwithstanding any provision of this Agreement or otherwise, (a) if Cordia acquires assets (including, without limitation, an agreement similar to this Agreement (“Third Party Advantage Agreement”) of another person or entity, (b) if another person or entity acquires assets of Cordia (including, without limitation, this Agreement, which can only be acquired through the assignment provision set forth in Section 9 above) or (c) if Cordia merges with another entity or is acquired by a person or another entity (or another entity merges with Cordia or Cordia acquires another entity), in each such case the acquiring entity (or person) or surviving (or new) entity, as the case may be, shall be fully obligated to comply with all obligations of Cordia under this Agreement and of the other entity or person under the Third Party Advantage Agreements; and, for the avoidance of any doubt, charges under the Third Party Advantage Agreements may not be counted towards fulfillment of Sections 3.3 and 3.4 of this Agreement or in connection with any other obligation or calculation under this Agreement and/or under the Third Party Advantage Agreements (and, conversely, charges under this Agreement and/or under Third Party Advantage Agreements may not be counted towards fulfillment of any monthly minimum payment obligation (or the like) or in connection with any other obligation or calculation under the Third Party Advantage Agreements).

18.

Survival

The rights, liabilities and obligations of a Party for acts or omissions occurring prior to the expiration, cancellation or termination of this Agreement, the rights, liabilities and obligations of a Party under any provision of this Agreement regarding confidential information, indemnification or defense, or limitation or exclusion of liability, and the rights, liabilities and obligations of a Party under any provision of this Agreement which by its terms or nature is intended to continue beyond or to be performed after the expiration, cancellation or termination of this Agreement, shall survive the expiration, cancellation or termination of this Agreement.

19.

Taxes

39.1

In General.  With respect to any purchase hereunder of the Services, if any federal, state or local tax, fee, universal services fund contribution, surcharge or other tax-like charge (a “Tax”) is required or permitted by Applicable Law be collected from Cordia by Verizon, then (a) Verizon shall properly bill Cordia for such Tax, (b) Cordia shall timely remit such Tax to Verizon and (c) Verizon shall timely remit such collected Tax to the applicable taxing authority.

39.2

Taxes Imposed on Verizon.  With respect to any purchase hereunder of the Services, if any federal, state or local Tax is imposed by Applicable Law on the receipts of Verizon, and such Applicable Law permits Verizon to exclude certain receipts received from sales for resale to a public utility, distributor, telephone company, local exchange carrier, telecommunications company or other communications company (“Telecommunications Company”), such exclusion being based solely on the fact that Cordia is also subject to a tax based upon receipts (“Receipts Tax”), then Cordia (a) shall provide Verizon with notice in writing in accordance with Section 39.6 of this Agreement of its intent to pay the Receipts Tax and (b) shall timely pay the Receipts Tax to the applicable tax authority.

39.3

Taxes Imposed on Customers.  With respect to any purchase hereunder of the Services that is resold to a third party, if any federal, state or local Tax is imposed by Applicable Law on the subscriber, end-user, Cordia or ultimate consumer (“Subscriber”) in connection with any such purchase, which a Telecommunications Company is required to impose and/or collect from a Subscriber, then Cordia (a) shall be required to impose and/or collect such Tax from the Subscriber and (b) shall timely remit such Tax to the applicable taxing authority.

39.4

Liability for Uncollected Tax, Interest and Penalty.  If Verizon has not received an exemption certificate from Cordia and Verizon fails to bill Cordia for any Tax as required by Section 39.1, then, as between the Verizon and Cordia, (a) Cordia shall remain liable for such unbilled Tax and (b) Verizon shall be liable for any interest assessed thereon and any penalty assessed with respect to such unbilled Tax by such authority.  If Verizon properly bills Cordia for any Tax but Cordia fails to remit such Tax to Verizon as required by Section 39.1, then, as between Verizon and Cordia, Cordia shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority.  If Verizon does not collect any Tax as required by Section 39.1 because Cordia has provided Verizon with an exemption certificate that is later found to be inadequate by a taxing authority, then, as between Verizon andCordia, Cordia shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority.  If Cordia fails to pay the Receipts Tax as required by Section 39.2, then, as between Verizon andCordia, (x) Verizon shall be liable for any Tax imposed on its receipts and (y) Cordia shall be liable for any interest assessed thereon and any penalty assessed upon Verizon with respect to such Tax by such authority.  If Cordia fails to impose and/or collect any Tax from Subscribers as required by Section 39.3, then, as between Verizon and Cordia, Cordia shall remain liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority.  With respect to any Tax that Cordia has agreed to pay, or is required to impose on and/or collect from Subscribers, Cordia agrees to indemnify and hold Verizon harmless on an after-tax basis for any costs incurred by Verizon as a result of actions taken by the applicable taxing authority to recover the Tax from Verizon due to the failure of Cordia to timely pay, or collect and timely remit, such Tax to such authority.  In the event either Party is audited by a taxing authority, the other Party agrees to cooperate fully with the Party being audited in order to respond to any audit inquiries in a proper and timely manner so that the audit and/or any resulting controversy may be resolved expeditiously. In the event such an audit is conducted, each Party agrees to pay its own expenses incurred as a result of the administration of such an audit.

39.5

Tax Exemptions and Exemption Certificates.  If Applicable Law clearly exempts a purchase hereunder from a Tax, and if such Applicable Law also provides an exemption procedure, such as an exemption-certificate requirement, then, if Cordia complies with such procedure, Verizon shall not collect such Tax during the effective period of such exemption.  Such exemption shall be effective upon receipt of the exemption certificate or affidavit in accordance with the terms set forth in Section 39.6.  If Applicable Law clearly exempts a purchase hereunder from a Tax, but does not also provide an exemption procedure, then Verizon shall not collect such Tax if Cordia (a) furnishes Verizon with a letter signed by an officer requesting such an exemption and citing the provision in the Applicable Law which clearly allows such exemption and (b) supplies Verizon with an indemnification agreement, reasonably acceptable to Verizon (e.g., an agreement commonly used in the industry), which holds Verizon harmless on an after-tax basis with respect to its forbearing to collect such Tax.

39.6

All notices, affidavits, exemption-certificates or other communications required or permitted to be given by either Party to the other, for purposes of this Section 39, shall be made in writing and shall be delivered in person or sent by certified mail, return receipt requested, or registered mail, or a courier Services providing proof of Services, and sent to the addressees set forth in Section  as well as to the following:

To Verizon:

Tax Administration

Verizon Communications

1095 Avenue of the Americas

Room 3109

New York, NY 10036

To Cordia:

Lorie Guerra

Chief Accounting Officer

Cordia Communications Corp.

445 Hamilton Avenue, Suite 408

White Plains, New York  10601

Either Party may from time to time designate another address or other addressees by giving notice in accordance with the terms of this Section.  Any notice or other communication shall be deemed to be given when received.

20.

Technology Upgrades

Notwithstanding any other provision of this Agreement, Verizon shall have the right to deploy, upgrade, migrate and maintain its network in its sole discretion.  Nothing in this Agreement shall limit Verizon’s ability to modify its network through the incorporation of new equipment or software or otherwise.  Cordia shall be solely responsible for the cost and activities associated with accommodating such changes in its own network.

21.

Territory

41.1

This Agreement applies to the territory in those states in which Verizon operates as an Incumbent Local Exchange Carrier.  Verizon shall be obligated to provide the Services under this Agreement only within this territory and only within those portions of such territory, if any, that Verizon in its sole discretion has decided to offer the Services.

41.2

Notwithstanding any other provision of this Agreement, Verizon may terminate this Agreement as to a specific operating territory or portion thereof if Verizon sells or otherwise transfers its operations in such territory or portion thereof to a third-party. Verizon shall provide Cordia with at least ninety (90) days prior written notice of such termination, which shall be effective upon the date specified in the notice.

22.

Third Party Beneficiaries

Except as expressly set forth in this Agreement, this Agreement is for the sole benefit of the Parties, their successors and their permitted assigns, and nothing herein shall create or be construed to provide any third-parties (including Customers or contractors of a Party) with any rights (including any third-party beneficiary rights) hereunder.  Except as expressly set forth in this Agreement, a Party shall have no liability under this Agreement to the Customers of the other Party or to any other third party.

23.

Use of Services

Cordia shall make commercially reasonable efforts to ensure that its Customers comply with the provisions of this Agreement applicable to the use of the Services purchased by it under this Agreement.

24.

Waiver

A failure or delay of either Party to enforce any of the provisions of this Agreement, or any right or remedy available under this Agreement or at law or in equity, or to require performance of any of the provisions of this Agreement, or to exercise any option which is provided under this Agreement, shall in no way be construed to be a waiver of such provisions, rights, remedies or options.

25.

Warranties

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES OR RECEIVES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES PROVIDED, OR TO BE PROVIDED, UNDER THIS AGREEMENT AND THE PARTIES DISCLAIM ANY OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE WARRANTIES AGAINST INFRINGEMENT, AND WARRANTIES ARISING BY TRADE CUSTOM, TRADE USAGE, COURSE OF DEALING OR PERFORMANCE, OR OTHERWISE.

46.

Performance Measures

Except as otherwise set forth in this Section 46, Verizon’s performance under the Agreement shall not be subject to performance measures, standards, remedies, penalties, payments, credits or the like (whether contractual, under a state or federal performance plan or otherwise); provided, however, that if Verizon’s performance under this Agreement is nonetheless measured under state or federal performance and penalty plans, any payments that otherwise would be due to Cordia under such state and federal performance and penalty plans (whether related to performance under this Agreement or otherwise) shall revert to Verizon.  Verizon shall undertake reasonable steps to maintain performance for its provision of the Services at levels comparable to those it previously provided for UNE-P service.  Verizon also shall propose performance measures and standards for the Services provided to Cordia under this Agreement, and shall report the results to Cordia on a periodic basis, at least once annually.  Verizon shall develop action plans to address performance that does not meet the proposed standards for successive reporting periods.

47.

High Frequency Portion of Wholesale Advantage Lines

Throughout the Term, Verizon shall be permitted to use the high frequency portion of lines provided under this Agreement (“Wholesale Advantage Lines”), at no charge to Verizon, in order to provision its DSL or high-speed Internet access services, and Cordia shall not restrict the ability of Verizon to market its DSL or high-speed Internet access services to Cordia end users served by Wholesale Advantage Lines. Verizon shall not restrict the ability of Cordia or any other carrier to market DSL or high-speed Internet access services to Cordia end users served by Wholesale Advantage lines, and for any use of the high frequency portion of Wholesale Advantage lines by Cordia or any other non-Verizon carrier to provide DSL or high-speed Internet access services, Cordia would pay to Verizon the types of charge it is responsible for paying to Verizon for such use of the high frequency portion of UNE-P lines as of August 15, 2004 .

Exhibit 10.13 Cordia-Verizon WSA Agreement (EDGAR)

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

Cordia Communications Corp.	Verizon Services Corp.

By: /s/ Patrick Freeman	By: /s/ David Small

Printed: Patrick Freeman	Printed: David Small

Title: President & CEO	Title: Sr. Vice President

Exhibit 10.13 Cordia-Verizon WSA Agreement (EDGAR)

Attachment 1- Verizon ILEC Affiliates

Verizon Delaware Inc.

Verizon Maryland Inc.

Verizon New Jersey Inc.

Verizon Pennsylvania Inc.

Verizon Virginia Inc.

Verizon Washington, DC Inc.

Verizon West Virginia Inc.

Verizon New England Inc.

Verizon New York Inc.

Verizon California Inc.

Verizon Florida Inc.

Verizon Hawaii Inc.

Verizon North Inc.

Verizon Northwest Inc.

Verizon South Inc.

Verizon West Coast Inc.

GTE Southwest Incorporated, d/b/a Verizon Southwest

Contel of the South, Inc. d/b/a Verizon Mid-States, Verizon North Systems and Verizon     South Systems

GTE Midwest Incorporated d/b/a Verizon Midwest

Exhibit 10.13 Cordia-Verizon WSA Agreement (EDGAR)

Attachment 2 – Description of Services

1.

General

The Services offered under this Agreement shall be comprised of DS0 loops and Local Circuit Switching (including shared transport and SS7 signaling used in conjunction with such switching), and shall include all features (including Remote Call Forwarding), functionalities and capabilities associated with the DS0 UNE-P service previously available to Cordia under the applicable interconnection agreement with Verizon or Verizon state tariff as of  one hundred thirty-eight (138) days prior to the Effective Date.  The Services shall include Residential and Business POTS, Centrex, analog PBX trunks, FX, and non-Centrex Basic Rate ISDN services to the extent those services were included in UNE-Ps offered by Verizon in the particular jurisdiction as of  one hundred thirty-eight (138) days prior to the Effective Date. (i.e., PBX and FX are available in Verizon’s Former Bell Atlantic Territories, but not in its Former GTE Territories).  For avoidance of doubt, the Services shall include DS0 UNE-P service used to serve both mass market Customers and Customers with four or more DS0 lines, but shall not include Centrex Basic Rate ISDN services (e.g., Digital Premium service).  The rates for the specific services, features, functionalities, and capabilities to be included in the Services for each jurisdiction are listed in the Rate Attachments to Attachment 3.

2.

Related Services

Verizon shall continue to make available to Cordia under separate agreements or tariffs (e.g., interconnection agreements, Operator Services/Directory Assistance (“OS/DA”) agreements), as amended, all related services previously made available for use in conjunction with UNE-P service arrangements in the particular jurisdiction as of one hundred thirty-eight (138) days prior to the Effective Date, including OS/DA, intercept and referral announcements, signaling and call related databases, access to 911 and E911, LIDB, and 800 databases.

3.

Other Services

At such time as Verizon is operationally ready to provide such services in conjunction with the Services provided under this Agreement, Cordia shall have the option to purchase voicemail, ADSL and inside wire (time and material) from Verizon for Wholesale Advantage Lines under terms, conditions and rates to be negotiated by the Parties.

Exhibit 10.13 Cordia-Verizon WSA Agreement (EDGAR)

Attachment 3- Pricing

1.

Rates for the Services

Except as set forth in subsections 1.1- 1.4 of this Attachment 3, Verizon shall bill and Cordia shall pay the individual rates for the Services identical to the applicable rates for the particular DS0 UNE-P and associated features, including recurring and nonrecurring rates applicable to each individual unbundled network element comprising a DS0 UNE-P line as well as applicable mileage and usage charges, OSS charges and any other rate element charges, as set forth in the applicable interconnection agreement between the Parties or in the applicable Verizon state tariff as of one hundred thirty-eight (138) days prior to the Effective Date orAugust 15, 2004, whichever date results in higher charges (all such charges, the “Underlying Charges”),1 which state specific charges are set forth in the thirty-two (32) Rate Attachments  to this Attachment 3;2 provided, however, that the monthly recurring rate for the DS0 (or POTS) switch port previously available under Cordia’s  interconnection agreement with Verizon or Verizon state tariff in each particular serving area as of one hundred thirty-eight (138) days prior to the Effective Date or  August 15, 2004, whichever date results in a higher rate, shall be increased by the Surcharges set forth in Appendix A to this Attachment 3.

Notwithstanding the foregoing:

1.1

Intentionally left blank

1.2

As part of the Underlying Charges (to which the Surcharge will be added), Verizon shall bill and Cordia shall also pay any state commission-approved charges in effect at that time in a particular state (as evidenced by Verizon’s standard price schedule for interconnection agreements in that state) imposed by Verizon to recover costs for Operations Support Systems that will be utilized by Cordia for pre-ordering, ordering, billing, provisioning, repair and other processes associated with the Wholesale Advantage service offering.

1.3

As part of the Underlying Charges (to which the Surcharge will be added), Verizon shall bill and Cordia shall pay Verizon’s then-current rates for recovery of charges billed to Verizon by third party carriers for transport and termination of calls originated by Cordia Wholesale Advantage Customers.  The Parties agree that Cordia may continue to bill and collect from third party carriers the types of charges it billed to third party carriers for the transport and termination of calls terminated to UNE-P customers immediately prior to the Effective Date.  Verizon will provide Cordia with the same DUF records that it provided to Cordia immediately prior to the Effective Date for the purpose of allowing Cordia to bill the third party carrier for such charges.

1.4   As part of the Underlying Charges (to which the Surcharge will be added), Verizon shall bill and Cordia shall pay Verizon any charges based on a restructuring of rates that Verizon may implement during the Term provided such rate restructuring does not result in an overall increase to the charges that would otherwise be due to Verizon from Cordia under this Agreement for a particular month.

In addition to the foregoing rates and charges:

1.5

Verizon shall bill and Cordia shall pay the state specific charges set forth in the Rate Attachments to this Attachment 3 for (i) transport and termination of reciprocal compensation traffic originated by Cordia Wholesale Advantage Customers and terminated to a Verizon switch and (ii) transport and terminating switch usage for traffic originated by customers of third party carriers and terminated to Cordia Wholesale Advantage Customers.

1.1

Verizon shall bill and Cordia shall pay all Wireless Service Provider Number Portability (“WSPNP”) surcharges if and when such surcharges go into effect under Verizon’s FCC Tariff Nos. 1, 11, 14 and 16.

1.7

Verizon shall bill and Cordia shall pay Verizon’s standard rates (based on the rates set forth in Verizon’s retail tariffs) for inclusion of listings of Cordia Wholesale Advantage Customers in Verizon’s printed directories.

For avoidance of doubt, Cordia will not bill and Verizon will not pay any charges for traffic terminating to or originating from an Cordia Customer under this Agreement.

2.

Related and Other Services

Charges to be imposed by Verizon and paid by Cordia for the Related and Other Services described in Sections 2 and 3 of Attachment 2 shall be governed by the agreements and tariffs described in Sections 2 and 3 of Attachment 2.

1 In the states where there was no effective interconnection agreement or applicable state tariff as of  August 15, 2004, the relevant charges from Verizon’s standard price schedule as of that date or the date one hundred thirty-eight (138) days prior to the Effective Date, whichever date results in higher charges, shall apply.

2 The Parties have attempted to include all applicable charges in the thirty-two (32) Rate Attachments addressing the following Verizon service territories: Delaware, Washington, D.C., Connecticut, Maryland, Maine, New Hampshire, New York, New Jersey, Rhode Island, Vermont, Massachusetts, West Virginia, Virginia (Verizon Virginia Inc.), Virginia (Verizon South Inc.), Pennsylvania (Verizon Pennsylvania Inc.), Pennsylvania (Verizon North Inc.), Michigan, California, Florida, Hawaii, Idaho, Illinois, Indiana, Arizona, Wisconsin, Nevada, Ohio, Oregon, South Carolina, Texas, Washington, and North Carolina.  However, in the event that an applicable rate or rate element in effect as of August 15, 2004 is omitted from the Rate Attachments, the Parties will amend this Agreement to include the missing rate or rate element and Verizon will bill and Cordia shall pay such rate (or such rate in effect  one hundred thirty-eight (138) days prior to the Effective Date, whichever date results in a higher rate) as of the Effective Date.

Exhibit 10.13 Cordia-Verizon WSA Agreement (EDGAR)

Attachment 3 – Appendix A- Surcharges

[REDACTED]

Exhibit 10.13 Cordia-Verizon WSA Agreement (EDGAR)

Attachment 4 - Glossary

Capitalized terms not otherwise defined in the Agreement shall have the meanings set forth below:

1.1

“Affiliate” shall have the meaning set forth in the Act.

1.2

“Agent” shall mean an agent or servant.

1.3

“Applicable Law” shall mean all effective laws, government regulations and government orders, applicable to each Party’s performance of its obligations under this Agreement.

1.4

“Business Day” shall mean Monday through Friday, except for holidays observed by Verizon.

1.5

“Claims” shall mean any and all claims, demands, suits, actions, settlements, judgments, fines, penalties, liabilities, injuries, damages, losses, costs (including court costs), and expenses (including reasonable attorney’s fees).

1.6

“CPNI (Customer Proprietary Network Information)” shall have the meaning set forth in Section 222 of the Telecommunications Act of 1996, 47 U.S.C. § 222.

1.7

“Customer” shall mean a third party residence or business end-user subscriber to Services provided by a Party.

1.8

“DS0 Loop” shall mean either a 2 Wire Analog Voice Grade Loop or a 4-Wire Analog Voice Grade Loop” that is suitable for the transport of analog Voice Grade (nominal 300 to 3000Hz) signals and loop-start signaling.

1.9

“End Office” or “End Office Switch” shall mean a switching entity that is used to terminate Customer station Loops for the purpose of interconnection to each other and to trunks.

1.10

“Environmental Law” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Water Pollution Control Act, the Air Pollution Control Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, and all other Federal, State or local laws or governmental regulations or requirements, that are similar to the above-referenced laws or that otherwise govern releases, chemicals, products, materials or wastes that may pose risks to human health or safety, or the environment, or that relate to the protection of wetlands or other natural resources.

1.11

“Former Bell Atlantic Territories” shall mean the service territories of the following entities: Verizon Delaware Inc., Verizon Maryland Inc., Verizon New Jersey Inc., Verizon Pennsylvania Inc., Verizon Virginia Inc., Verizon Washington, DC Inc., Verizon West Virginia Inc., Verizon New England Inc., and Verizon New York Inc.

1.12

“Former GTE Territories” shall mean the service territories of the following entities:  Verizon California Inc.; Verizon Florida Inc.; Verizon Hawaii Inc.; Verizon North Inc.; Verizon Northwest Inc.; Verizon South Inc.; Verizon West Coast Inc.; GTE Southwest Incorporated d/b/a Verizon Southwest; Contel of the South, Inc. d/b/a Verizon Mid-States, Verizon North Systems and Verizon South Systems; and GTE Midwest Incorporated d/b/a Verizon Midwest.

1.13

“LERG” shall mean the Telcordia Technologies, Inc. (formerly known as Bell Communications Research, Inc.) reference containing NPA/NXX routing and homing information.

1.14

“Local Circuit Switching” shall mean the line-side facilities, and trunk-side facilities associated with the line-side port, on a circuit switch in Verizon’s network (as identified in the LERG), plus the features, functions, and capabilities of that switch, including: (a) the line-side Port (including the capability to connect a Loop termination and a switch line card, telephone number assignment, dial tone, one primary directory listing, pre-subscription an access to 911); (b) line and line group features (including all vertical features and line blocking options the switch and its associated deployed switch software are capable of providing that are provided to Verizon’s local exchange services customers served by that switch); (c) usage (including the connection of lines to line, lines to trunks, trunks to lines, and trunks to trunks); and (d) trunk features (including the connection between the trunk termination and a trunk card).

1.15

“Loop” shall mean a transmission path that extends from a main distribution frame or functionally comparable piece of equipment in a Customer's serving End Office, to the Rate Demarcation Point (or NID if installed at the Rate Demarcation Point) in or at the Customer's premises.  The actual transmission facilities used to provide a Loop may utilize any of several technologies.

1.16

“NID” shall mean the Verizon provided interface terminating Verizon’s telecommunications network on the property to which the Cordia service is provided at a point determined by Verizon.  The NID contains an FCC Part 68 registered jack from which Inside Wire may be connected to Verizon’s network.

1.17

“North America Numbering Plan” shall mean the system of telephone numbering employed in the United States of America, Canada, Bermuda, Puerto Rico and certain Caribbean Islands.

1.18

“NPA” shall mean the first three-digit indicator of each ten-digit telephone number within the North America Numbering Plan.

1.19

“NXX” shall mean the three-digit switch indicator, representing the first three digits of a seven-digit phone number.

1.20

“Person” shall have the meaning set forth in the Act.

1.21

“Rate Demarcation Point” shall mean the physical point in a Verizon-provided network facility at which Verizon’s responsibility for maintaining that network facility ends and the Customer’s responsibility for maintaining the remainder of the facility begins, as set forth in this Agreement, Verizon’s applicable Tariffs, if any, or as otherwise prescribed under Applicable Law.

1.22

“Telecommunications” and “Telecommunications Services” shall have the meanings set forth in the Act.

1.23

“Third Party Claim” shall mean a Claim where there is (a) a claim, demand, suit or action by a Person who is not a Party, (b) a settlement with, judgment by, or liability to, a Person who is not a Party, or (c) a fine or penalty imposed by a Person who is not a Party.

1.24

 “Toxic or Hazardous Substance” shall mean substance designated or defined as toxic or hazardous under any Environmental Law or that poses a risk to human health or safety, or the environment, and products and materials containing such substance.

1.25

“Voice Grade” shall mean either an analog signal of 300 to 3000 Hz or a digital signal of 56/64 kilobits per second.  When referring to digital Voice Grade Services (a 56-64 kbps channel), the term "DS0" may also be used.

1.26

“Wire Center” shall mean a building or portion thereof which serves as the premises for one or more switches used to provide Telecommunications Services and related facilities.

Exhibit 10.13 Cordia-Verizon WSA Agreement (EDGAR)